UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2014 (February 28, 2014)
MOHAWK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-13697	52-1604305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 South Industrial Blvd., Calhoun, Georgia	30701
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (706) 629-7721

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act CFR 240.17R 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On February 28, 2014, Mohawk Industries, Inc. (“Mohawk”) entered into definitive documentation to establish a commercial paper program for the issuance of unsecured commercial paper (the “Notes”) in the United States capital markets. Under the program, Mohawk may issue Notes from time to time in an aggregate amount not to exceed $1.00 billion outstanding at any time. The Notes will have maturities ranging from one day to 397 days and will not be subject to voluntary prepayment by Mohawk or redemption prior to maturity. The Notes will rank pari passu with all of Mohawk’s other unsecured and unsubordinated indebtedness.

The proceeds from the sale of the Notes will be available to Mohawk for general corporate purposes. Mohawk expects to use the initial proceeds from the sale of the Notes to repay borrowings under its revolving credit facility. Mohawk also plans to use the revolving credit facility as a liquidity backstop for its borrowings under the commercial paper program.

The Notes will be issued pursuant to the terms and conditions of the issuing and paying agency agreement (the “Issuing and Paying Agency Agreement”), between Mohawk and U.S. Bank National Association, and will be sold pursuant to the terms and conditions of commercial paper dealer agreements (collectively, the “Dealer Agreements”) between Mohawk and dealers selected by Mohawk from time to time to participate in the program. The Issuing and Paying Agency Agreement and Dealer Agreements each contain customary representations, warranties, covenants and indemnification provisions.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, and may only be offered and sold in compliance with an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This announcement is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mohawk Industries, Inc.
Date:	March 3, 2014	By:	/s/ R. David Patton
R. David Patton
V.P.-Business Strategy, General Counsel & Secretary